                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant   [X]

Filed by Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ] Confidential for Use of the
                                              Commission Only [as
                                              [as permitted by Rule 14a-6(e)(2)]
[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   INSCI CORP
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
    Common Stock
    ----------------------------------------------------------------------------
(2) Aggregate member of securities to which transaction applies:
    N/A
    ----------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined:
    N/A
    ----------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
    N/A
    ----------------------------------------------------------------------------
(5)      Total fee paid:  $125

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Rule
    Act 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1) Amount previously paid:
    N/A

(2) Form, Schedule or Registration Statement No.:
    N/A

(3) Filing Party:
    N/A

(4) Date Filed:
    N/A

--------------------------------------------------------------------------------
                                   INSCI Corp
--------------------------------------------------------------------------------

                          TWO WESTBOROUGH BUSINESS PARK
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INSCI Corp (the "Company") will be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on Friday, September 26, 1997 at 11:00 AM (the "Meeting"), for the following purposes:

        (1) To elect six (6) Directors to serve for the ensuing year or until their successors are elected and have been qualified.

        (2) To ratify the appointment of Pannel Kerr Forster PC as the independent public accountants for the Company's fiscal year ended March 31, 1997.

        (3) Such other business as may be properly brought before the meeting or any adjournment thereof.

        Only those shareholders who were shareholders of record at the close of business on July 28, 1997 will be entitled to notice of, and to vote at the Meeting or any adjournment thereof. If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, the shares will not be voted. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by the proxy card will be voted as recommended by the Board of Directors. The Company's Board of Directors solicits proxies so each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

July 29, 1997                     By Order of the Board of Directors
Westborough, MA
                                        /s/ DR. E. TED PRINCE
                                        ----------------------------------------
                                            Dr. E. Ted Prince
                                            Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
                                   INSCI CORP
--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                               SEPTEMBER 26, 1997

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of INSCI Corp ("INSCI" or the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters at Two Westborough Business Park, Westborough, MA 01581, on Friday, September 26, 1997 at 11:00 AM , and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are encouraged to attend the Annual Meeting. Your proxy is requested, however, whether or not you attend in order to assure maximum participation and to expedite the proceedings.

         At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a new duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting, or by appearing and voting in person at the Annual Meeting. It is anticipated that this proxy statement and accompanying proxy will first be mailed to the Company's stockholders on or about August 15, 1997. The Company's 1997 Annual Report to its stockholders on Form 10-KSB, filed electronically (EDGAR System) with the Securities and Exchange Commission on June 27, 1997, is also enclosed and should be read in conjunction with the matters set forth herein. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. No solicitation is planned beyond the mailing of this proxy material to stockholders.

         Abstentions and broker non-votes will be counted toward determining whether a quorum is present.

         The Principal executive offices of the Company are located at Two Westborough Business Park, Westborough, MA 01581. The telephone number is (508) 870-4000.

OUTSTANDING SHARES AND VOTING  RIGHTS

         The only security entitled to vote at the Annual Meeting is the Company's Common Stock. The Board of Directors, pursuant to the Bylaws of the Company has fixed July 28, 1997 at the close of business, as the record date of the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. At July 28, 1997, there were 4,436,107 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of the shares of Common Stock outstanding and entitled to vote which are represented at the Annual Meeting, in person or by proxy, will constitute a quorum. As per the Bylaws of the Company, provided a quorum (majority) of issued and outstanding shares entitled to vote are present in person or by proxy, a majority vote in favor of a proposal is required for approval of an agenda item.

PROPOSAL 1:       ELECTION OF DIRECTORS

         The Board of Directors of the Company proposes that the Company's current directors standing for re-election be elected as directors and serve until the next Annual Meeting of the Stockholders and continuing until their successors are elected and qualified. Unless authority is withheld on the proxy it is the intention of the proxy holder to vote for the directors standing for election named below.

         Certain information concerning the directors and executive officers of the Company is set forth in the following table and in the paragraphs following. Information regarding each such director's and executive officer's ownership of voting securities of the Company appears as "Securities Ownership of Certain Beneficial Owners and Management" below.

NAME                              CURRENT POSITION WITH COMPANY                       DIRECTOR SINCE
-----                             -----------------------------                       --------------
Dr. E. Ted Prince                 Chief Executive Officer, President, Director        1995
Leonard Gartner                   Director                                            1995
Francis X. Murphy                 Director                                            1995
Richard T. Gerstner               Director                                            1996
Andre Daniel-Dreyfus1             Director                                            1997
Mitchell Klein1                   Director                                            1997
Robert Oxenberg2                  Director                                            1994

         1        Messrs. Dreyfus and Klein were appointed as directors of the Company in June 1997.
         2        Indicates resignation and/or decision not to stand for re-election to the board.

         DR. E. TED PRINCE, age 50, was appointed President and Chief Executive Officer of the Company in June 1995. He was elected Chairman of the Board of Directors in August of 1995 and appointed and served as Chief Financial and Accounting Officer on an interim basis in May 1996 through July, 1996. Dr. Prince has been President of several software companies and is also President of Perth Ventures, Inc., a New York City based investment banking firm specializing in the emerging technology sector. Dr. Prince is an author and publisher of an industry newsletter, The Technology Fundamentalist. Dr. Prince also serves as a Director for several software companies and has a degree in Political Science from The University of New South Wales (Australia) and a Master and Ph.D. degree from Monash University in Australia.

         LEONARD GARTNER, age 55, has been the principal of Gartner and Company, an accounting firm, for the past five years. His firm specializes in structuring debt and equity instruments, advising clients on the financial and tax aspects of acquisitions, stock option plans and stock issuance matters. Mr. Gartner also serves as a member of the Company's Audit and Compensation Committees. Mr. Gartner was elected as a Director of INSCI in September 1995.

         FRANCIS X. MURPHY, age 49, was elected a Director of the Company in September 1995. He is the founder of Emerging Technology Ventures, Inc. and has served as President and Chief Executive Officer from its inception in September 1994. From February 1994 through September 1994 Mr. Murphy was the President and Chief Operating Officer of Cryo-Cell International, Inc., a Research and Development stage medical products public company. From 1991 through 1994, he served as President and Chief Operating Officer of Creative Socio-Medics Corp., a wholly owned subsidiary of Advanced Computer Techniques, a provider of technology to the health care industry. Mr. Murphy also serves as a member of the Company's Audit and Compensation Committees. He holds both a Bachelors of Arts and Masters of Business Administration in Corporate Finance from Adelphi University.

         RICHARD GERSTNER, age 57, was appointed a Director of the Company in March of 1996. In addition to serving as a Director of INSCI Corp, Mr. Gerstner serves as a Director for the Lyme Disease Foundation. Mr. Gerstner is currently the President and CEO of Clausner Wireless Corp. Prior to joining Clausner Wireless Corp. he served as President and Chief Executive Officer of Telular Corporation, a manufacturer of fixed wireless telecommunications equipment. Mr. Gerstner is a graduate of Villanova University with a Bachelors of Science Degree in Chemical Engineering and holds a Masters of Science in Industrial Engineering from Stanford University.

         ANDRE DANIEL-DREYFUS, age 57, was appointed a Director of the Company in June, 1997. From 1989 to the present, Mr. Dreyfus has been Senior Vice President, Corporate Finance, at Fechtor Detwiler & Co. Inc. an investment banking firm. From 1979 to 1989 Mr. Dreyfus was Vice President at McTeague & Company, a private investment banking firm. Mr. Dreyfus holds a Bachelors of Arts and Master of Arts from Yale University.

         MITCHELL KLEIN, age 47, was appointed a Director of the Company in June, 1997. Mr. Klein is currently the President of Mitchell Capital, Inc., an investment management company formed in June, 1994. Since March of 1994, he has also been Managing Director of Brill Securities, Inc. members of the NYSE, SIPC. Mr. Klein has over fifteen years of computer industry experience. He has served in various senior management positions with Digital Equipment Corporation for nine years, after having been President of his own software development and consulting firm. Mr. Klein is a graduate of the State University of New York at Albany and holds a Masters of Arts from the University of Michigan at Ann Arbor.

         ROBERT H. OXENBERG, age 47, served as a Director of the Company from April 1992 to November 1993. Mr. Oxenberg was reappointed to the Board to fill a vacancy in September 1994. Mr. Oxenberg has chosen not to stand for re-election to the board. Mr. Oxenberg has no disagreements with the Company in regards to matters affecting the Company's operations, policies, practices or financial statements.

CURRENT EXECUTIVE OFFICERS OF INSCI

In addition to Dr. Prince, the following INSCI employees are executive officers of the Company.

         JOHN L. GILLIS, age 44, is Executive Vice President-Field Operations and Chief Operating Officer of the Company. Mr. Gillis served as President of the Company from July 1994 through June 1995. He served as a director of the Company from October 1993 through September 1996. From August 1992 through November 1993, Mr. Gillis served as Senior Vice President. Mr. Gillis joined the Company as Vice President Sales in November 1990.

         KRISHAN CANEKERATNE, age 31, was elected Chief Technology Officer and Senior Vice President of the Company in June 1995. He joined the Company in December 1989 as Project Manager/Senior Programmer and was promoted to Director of Software in September 1991, Vice President in November 1992 and Senior Vice President in November 1993. Prior to joining the Company, Mr. Canekeratne worked for the Independent Election Corporation of America.

         ROGER C. KUHN, age 54, joined the Company and was appointed Vice President Finance and Chief Financial Officer on July 29, 1996. From 1986 through 1994 Mr. Kuhn was Chief Financial Officer of Itran Corp./Acuity Imaging, Inc. From 1994 to 1995 Mr. Kuhn was Chief Financial Officer of Momentum Software Corp. Mr. Kuhn was also Vice President and Controller of Computervision Corporation. Mr. Kuhn holds a Bachelors of Science in Accounting and Masters of Business Administration in Finance from Fairleigh Dickinson University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended March 31, 1997, there were twelve meetings of the Board of Directors, of which all Directors attended more than 75% of the meetings. In addition, the Compensation and Audit Committees each met four times with full attendance by all members.

         The Audit Committee was established by the Board of Directors in September 1995 and consists of two non-employee directors: Mr. Gartner (Chairman), Mr. Murphy and one outside financial consultant, Mr. B. Nicholas Harvey. Mr. Harvey is the Chief Financial Officer of Transcend Therapeutics, a Bio-Tech firm in Cambridge, Massachusetts. The primary purpose of the Audit Committee is to provide independent and objective oversight of the Company's accounting function and internal controls and to ensure the objectivity of the Company's financial statements. The Committee also reviews and advises the Board of Directors with respect to the Company's insurance coverage and tax policies. The Committee is responsible for engaging the Company's independent accountants and reviews with them (1) the scope and timing of their audit services and any other services they may be asked to perform, (2) their report on the Company's financial statements following the completion of the audit, and (3) the Company's policies and procedures with respect to internal accounting and financial controls. This Committee meets separately with representatives of the Company's independent accountants and with representatives of senior management. The Audit Committee had four meetings in fiscal year 1997.

THE COMPENSATION COMMITTEE

         The Compensation Committee was established by the Board of Directors in September 1995 and consists of three non-employee directors: Messrs. Murphy (Chairman), Oxenberg and Gartner. The Committee advises the Board of Directors with respect to the Compensation of the Company's employee directors and executive officers and with respect to employee benefit plans. The Committee also is responsible for administering the Company's equity incentive plans and executive bonus program. The Compensation Committee held four meetings in fiscal year 1997.

         The Company's executive compensation program links management pay with the Company's annual and long-term performance. The program is intended to attract and retain highly-qualified senior managers by providing compensation opportunities that are consistent with the Company's performance. The program provides for base salaries that reflect factors such as level of responsibility, individual contribution, internal fairness and external competitiveness; annual cash bonus awards that are payable for the achievement of financial and operational objectives; and long-term incentive opportunities in the form of stock options that strengthen the mutuality of interest between employees and the Company's stockholders. Among the Compensation Committee's objectives is establishing executive compensation levels comparable to that of companies of similar size and business activity. To that end, the Company will participate in and review the results of various industry surveys. In addition, the Committee may, from time to time, utilize the services of independent consultants to assess external marketplace pay practices. The Committee's purpose is to pay competitive compensation based on a total assessment of salary, cash bonuses and stock options. The Committee therefore uses its discretion and business judgment in setting executive compensation levels. The Committee believes that the resulting total cash compensation paid to the Company's executive officers is within the median range of the selected groups of comparative companies reflected in the data represented by the aforementioned industry surveys.

         The Committee also made decisions regarding the payment of cash bonuses to the Company's other executive officers. The purpose of the bonus plan is to reward executive officers based on the overall achievement of corporate goals. Individual bonus awards are based on a written evaluation of the degree of achievement of certain annual performance objectives. The Committee considers, without any specific assignment of weight thereto, factors such as the Company's overall financial performance, the individual's level of compensation relative to the external marketplace, individual performance versus objectives and overall value to the Company.

         Additionally, the Committee makes recommendations to the Board regarding the award of stock options to certain key employees. The purpose of this program is to provide long-term incentives to key employees to increase shareholder value and to align management's economic interests with those of shareholders. Such stock options have been directly awarded, or awarded under the 1992 Stock Options Plan and, under the 1997 Equity Incentive Plan. These options may be awarded in lieu of or in addition to the cash bonus, and generally incorporate vesting requirements to encourage key employees to continue in the employ of the Company and to encourage management's long-term perspective. The Committee considers the amounts and terms of prior grants in deciding whether to award options for the last completed fiscal year. With respect to the Company's stock option plans, the Committee has retained the services of a compensation consulting firm specializing in employee incentive programs to determine the most effective use of certain types of long term incentives such as stock options, restricted stock, stock appreciation rights and other forms of deferred compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the compensation for each of the last three (3) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended March 31, 1997 (the "Named Executives"). The Company's compensation policies are discussed in "The Compensation Committee" Report as discussed within this document.

                        SUMMARY ANNUAL COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                ------------------------------------------------
                                                                                                      LONG TERM
                                                                                                    COMPENSATION
                          PRINCIPAL                                                        OTHER       OPTIONS
NAME                      POSITION              YEAR     SALARY            BONUS       COMPENSATION   GRANTED **
-----                     --------              ----     ------            -----       ------------   ----------

DR. E. TED PRINCE         President and         1997      $200,000               -       $31,596 (1)      75,000
                          Chief Executive       1996       157,692        $100,000        72,983 (1)   1,200,000
                          Officer               1995             -               -              -

JOHN L. GILLIS            Executive Vice        1997       165,000         110,330        90,707 (2)
                          President             1996       150,447          55,000        54,539 (2)     350,000
                          Chief     Operating   1995       149,154          30,000       157,659 (2)
                          Officer

KRISHAN CANEKERATNE       Senior Vice           1997       123,884          83,690         6,000 (3)
                          President             1996       118,461          52,454         5,538 (3)     350,000
                          Development           1995       107,384          60,000        46,280 (3)

GEORGE TRIGILIO, JR.      Executive Vice        1997        98,846               -         7,715 (4)
                          President             1996             -               -              -        300,000
                          Imaging Division      1995             -               -              -

ROGER KUHN                Executive Vice        1997        82,212          36,250         3,923 (5)     100,000
                          President             1996             -               -              -
                          Chief Financial       1995             -               -              -
                          Officer

*DAVID GRACE              Acting Chief          1997           (6)               -               (6)
                          Executive             1996             -               -              -         10,000
                          Officer               1995        17,000               -              -

*JOHN STEINKRAUSS         Chief     Financial   1997        21,578               -           808 (7)
                          Officer
                          Vice      President   1996       123,536          11,000        18,615 (7)     125,000
                          Finance
                          & Administration      1995        88,845               -        20,961 (7)

*GERARD DORSEY            Chief                 1997           (8)               -               (8)
                          Executive             1996             -               -              -
                          Officer               1995       144,000               -              -

* Indicates resignation
** The Company does not have a restricted stock award program

(1) In fiscal year 1997, Dr. Prince was paid a $6,000 living allowance, $8,247 for an automobile lease, $2,204 for garage rental and $15,145 for apartment rental. Other compensation in 1996 represents $25,000 paid directly as a signing bonus and $25,000 paid indirectly as a consulting fee through Perth Ventures. The remaining $22,983 is comprised of $4,269 living allowance, $6,098 payment for an automobile lease, $1,560 for garage rental, $10,686 for apartment rental and $370 for an automobile allowance.

(2) In fiscal year 1997, Mr. Gillis received an automobile allowance of $6,741 and $83,966 stemming from the surrender of 19,134 stock options as payment against a $150,000 loan made to Mr. Gillis in April 1994. Other compensation for 1996 of $54,539 includes, $21,003 which represents 1995 calendar year imputed interest relative to the loan and $27,810 from the surrender of 9,924 stock options to pay down the loan. The remaining $5,726 was an automobile allowance. In 1995, Mr. Gillis was paid an automobile allowance of $5,140 and housing allowance of $900 and the Company included $150,000 which represented the loan made to Mr. Gillis in April 1994. Please refer to the Company's 1996 Annual Report 10-K for additional information relative to Mr. Gillis' loan under Related Party Transactions on page F-13.

(3) In fiscal years 1997 and 1996, Mr. Canekeratne was paid an automobile allowance in the amount of $6,000 and $5,538 respectively. The amounts for 1995 represent a automobile allowance of $3,000, housing allowance of $13,280 and a relocation allowance of $30,000.

(4) Other compensation for fiscal year 1997 of $7,715 includes commission paid to Mr. Trigilio of $2,377 and an automobile allowance of $5,338.

(5)  In fiscal year 1997, Mr. Kuhn received an automobile allowance of $3,923.

(6) Mr. Grace is a past Director and was Chief Executive Officer for an interim period. Mr. Grace was not paid a salary.

(7) In fiscal year 1997, Mr. Steinkrauss was paid an automobile allowance of $808. Amounts for 1996 represent $5,538 for an automobile allowance and $13,077 in relocation costs. For 1995, Mr. Steinkrauss received an automobile allowance of $4,038 and a relocation allowance of $16,923.

(8) All compensation to Mr. Dorsey was paid by Information Management Technology Corporation (IMTECH), the Company's former majority stockholder. Mr. Dorsey resigned as an officer and director of the Company and IMTECH in September 1994.

APPOINTMENT OF OFFICERS AND DIRECTORS

         On June 4, 1997, the Board of Directors of the Company appointed Andre Daniel-Dreyfus and Mitchell Klein as members of the Board of Directors of the Company. Messrs. Daniel-Dreyfus and Klein are serving as independent members of the Board of Directors and have been nominated to stand for election to the Board of Directors.

OPTION GRANTS DURING FISCAL YEAR 1997

        The following table provides information concerning options granted to officers and directors during the Fiscal Year ended March 31, 1997 and reflects the potential value of such options assuming 5% and 10% annual stock appreciation.

                        OPTION GRANTS DURING FISCAL 1997

                                            PERCENT OF
                                           TOTAL SHARES                                POTENTIAL REALIZABLE VALUE AT
                                            UNDERLYING                                      ASSUMED ANNUAL RATES
                                         OPTIONS GRANTED                                OF STOCK PRICE APPRECIATION
                                         TO EMPLOYEES IN  EXERCISE   EXPIRATION               FOR OPTION TERM
NAME                        NUMBER         FISCAL YEAR      PRICE       DATE                       5% 10%
----                        ------       ---------------    -----       ----                       -- ---
E. Ted Prince               75,000             20%          $3.75       May 7, 07     $177,000           $448,000

Roger Kuhn                  100,000            26%          $6.18       July 29, 06   $388,000           $985,000

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the Named Directors and Executives:

Aggregate Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values

                          Shares                             Number of Shares                 Value of Unexercised
                         Acquired          Value            Underlying Options                In-the-Money Options
                       On Exercise       Realized            At March 31, 1997               At March 31, 1997 (2)
                      --------------     --------           ------------------         ------------------------------
                           (#)            ($) (1)
                           ---           --------
Name                                                  Exercisable    Unexercisable     Exercisable      Unexercisable
----                                                  -----------    -------------     -----------      -------------
E. Ted Prince                -               -           751,391         448,609         1,673,255         1,049,745

Richard Gerstner             -               -            33,333         466,667             -                 -

Francis Murphy               -               -           116,132         383,868          201,161           170,668

John Gillis                  -               -           120,942         200,000          283,004           468,000

Krishan Canekeratne          -               -           150,000         200,000          351,000           468,000

Roger Kuhn                   -               -              -            100,000             -                 -

George Trigilio, Jr.         -               -            95,000            -                -                 -

Robert Oxenberg              -               -            80,000          75,000          156,566           194,584

Leonard Gartner              -               -            73,333          66,667           85,333           170,668

John Steinkrauss             -               -              -               -                -                 -

David Grace                  -               -              -               -                -                 -

Olin Broadway              5,000          16,550            -             5,000              -               12,800

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on the date of exercise and the exercise price of the options.

(2) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on March 31, 1997 and the exercise price of the options.

REMUNERATION ON NON-MANAGEMENT DIRECTORS

        Each member of the Board of Directors who is not an officer or employee of the Company is entitled to participate in the Directors Option Plan described below, and to receive reimbursement for travel and other expenses directly related to his activities as a director. The Company does not pay inside or outside Directors on a per meeting basis for attendance at Board of Director meetings or related Committee meetings. However, each outside Director may be compensated pursuant to a written agreement with the Company to provide specific types of professional services such as financial, accounting or tax advice covering compensation plans, acquisitions and debt/equity placements.

        With respect the Audit Committee, the Company has retained a financial consultant, Mr. B. Nicholas Harvey to be a member of the Committee on a retainer basis at $1,500 per quarter. He is the only non-Director member on any of the Company's Committees.

COMPENSATION PLANS:

EMPLOYMENT AGREEMENTS

         Effective June 15, 1995, the Company entered into an employment agreement for a period of three years with Dr. E. Ted Prince (Dr. Prince) the Company's Chairman of the Board of Directors and President. Dr. Prince's employment agreement, as amended, provides for a base salary of $200,000 per annum to be paid through the term of the agreement, annual incentive bonuses based upon achievement of defined profitability criteria, 250,000 vested stock options to purchase 250,000 shares of common stock at an exercise price of $2.00 per share, and 950,000 vested stock options to purchase 950,000 shares of common stock at an exercise price of $1.66 per share. With respect to the latter options, if the employment of Dr. Prince is terminated for any reason during the thirty-six month period of the employment agreement, then he must return to the Company a pro-rata portion of the 950,000 options. The portion to be returned would be determined based upon the number of months remaining in the agreement after his termination date as a percent of the original term of thirty-six months. In the event of a change of control of the Company through merger or acquisition, the provisions with respect to the return of the stock options would be waived. Dr. Prince achieved a $100,000 management incentive bonus during fiscal year 1996 and stock option grant of 75,000 shares at an exercise price of $3.75 relating to fiscal 1997 performance.

        Mr. George Trigilio, Jr. became employed by the Company at the end of fiscal year 1996 as a result of the acquisition of the Courtland Group, Inc. Mr. Trigilio has a two year employment agreement with the Company providing an annual salary of $100,000 as well as incentive bonuses conditioned upon his performance.

        The Company has employment agreements with its other executive officers which also includes annual incentive bonuses attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than twelve months salary and benefits. Exclusive of Dr. Prince, certain key members of management have been granted stock options as part of their compensation package. Mr. John L. Gillis and Mr. Krishan Canekeratne have 321,000 and 350,000 options, respectively.

        Mr. Roger C. Kuhn the Company's Chief Financial Officer and Vice President has an employment agreement at a base salary of $125,000 and a base annual incentive of $25,000 based on performance objectives. In addition, Mr. Kuhn was granted 100,000 stock options upon entering into the agreement.

        In December of 1996 the Board of Directors amended the employment agreements of Messrs. Canekeratne, Gillis and Kuhn to provide for a one-year severance or payment of the balance of compensation under their Employment Agreements and vesting of all stock options, whichever is less, in the event of a change of control of the Company, and/or a termination of their employment without cause.

DIRECTORS AND OTHER STOCK OPTIONS

         The Directors Option Plan (the "Directors Plan") was adopted by the Board of Directors in 1992 to make service on the Board more attractive to present and prospective directors. The Plan was amended in September 1995 to increase the number of shares authorized to 1,000,000. On July 29, 1996 the Directors Plan was amended so that each new director receive 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to reflect immediate vesting.

        The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate 90 days following the date the optionee ceases to serve as a director of the Company with certain exceptions. At March 31, 1997 there were 45,000 Directors options outstanding and 955,000 options available for future grant.

        During fiscal 1996, the Company, with shareholder approval, granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options are for a term up to five years and have vesting schedules based on different criteria including time qualifications and performance standards. The shares underlying the stock options are restricted and are unregistered. The Company has included the underlying shares in its preliminary Form S-1 Registration Statement that has been filed with the Securities and Exchange Commission and is in the process of being amended.

THE 1997 EQUITY INCENTIVE PLAN

        The 1997 Equity Incentive Plan is the successor plan to the Company's 1992 Stock Option Plan (the Plan) which was terminated by shareholder ratification at the Company's annual meting in September 1996. Under the 1992 Plan, 4,000,000 shares of common stock $.01 par value were authorized and reserved for issuance in the form of incentive stock option and non-qualified stock options. Of these, 609,565 stock options had been granted as of March 31, 1997. These stock options are currently outstanding to employees of the Company and other key persons and, as such, will remain in effect according to their terms and conditions (including vesting requirements) as provided for in the 1992 Plan and individual stock option agreements. The remaining 3,390,435 authorized and reserved shares of common stock are no longer subject to issuance under the 1992 Plan.

        The Company, with shareholder approval, has reserved 3,000,000 shares for future use under the new 1997 Equity Incentive Plan (the 1997 Plan). These new shares, in effect, replace the shares remaining and not granted under the terminated 1992 Plan. As of March 31, 1997, there were 220,800 options granted under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the Committee) consisting of two or more non-employee directors of the Company who are not eligible to receive grants or awards under the 1997 Plan. The plan provides for the granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restricted stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The new plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Committee believes that the flexibility of the incentive award vehicles provided for by the 1997 Plan will enhance the effectiveness and cost efficiency of the Company's management incentive program in the best interest of shareholders.

        The Committee, subject to the provisions of the 1997 Plan will designate participants, determine the terms and provisions of each award, interpret the provisions of the plan and supervise the administration of the plan. The Committee may, in its sole discretion, delegate certain administrative responsibilities related to the 1997 Plan to Company employees or outside consultants, as appropriate. The exercise price of any stock option granted under the 1997 Plan shall not be less than the fair market value of the common stock of the Company on the date of grant. The Committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 1997 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1995, Mr. Robert Oxenberg, a director of the Company, was granted 25,000 options at $1.13 per share. In September, 1995 Mr. Oxenberg was also granted a ten-year option to acquire 10,000 shares of Common Stock at an exercise price of $1.66 per share. During fiscal 1996 the Company paid $35,000 to Mr. Oxenberg as remuneration for his efforts on behalf of the Company to secure additional financing. In September 1995, the Company signed an agreement with Mr. Oxenberg to assist INSCI to approach potential investment sources. Mr. Oxenberg was paid a retainer of 10,000 stock options at $7.00 per share. Additionally, success fees are paid to Mr. Oxenberg when INSCI enters into a binding arrangement with investors. Success fees are 3.5% of funds raised and 25,000 shares of stock for each $1 million raised.

        In April 1994, the Company loaned John L. Gillis, presently the Company's Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. The loan carries interest at the prime rate. In May 1996, the Company and Mr. Gillis reached an agreement on a schedule of payments which anticipates repaying the loan principal and interest in full during the course of the next two fiscal years. The loan is collateralized by a pledge of Mr. Gillis' Imtech Class A Common Stock, and certain INSCI stock options and 500 INSCI Units. This collateral has a present market value materially less than the outstanding balance of the loan. During fiscal 1996 the Company established an allowance for loan loss as the underlying collateral had minimal value. During fiscal 1997, Mr. Gillis paid down the loan in the amount of $55,860 through a combination of cash payments and surrender of stock options. Interest paid by Mr. Gillis was $9,522 during fiscal 1997 and $24,284 during fiscal 1996. The outstanding loan balance as of March 31, 1997 is $87,759, and is offset by an allowance for loan losses by the same amount.

        In June 1995, the Company commenced an interim office sharing arrangement on a month-to-month basis with Perth Ventures at a monthly charge of $2,000 per month. Dr. Prince, who is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is 100% owner in and is President of Perth Ventures. In June 1995, the Company engaged Dr. Prince as a consultant prior to Dr. Prince's employment by the Company. A total of $11,538 was paid to Dr. Prince for consulting services rendered to the Company prior to his employment. In conjunction with Dr. Prince's employment the Company paid an additional $25,000 to Dr. Prince and $25,000 to Perth Ventures for consulting fees during fiscal 1996. Dr. Prince is also an investor in one $25,000 unit of the Company's 10% convertible preferred stock.

        The Company engaged Emerging Technology Ventures, Inc. ("ETVI") to manage its acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), who is President of ETVI, became a director of the Company in September 1995. ETVI is paid a monthly retainer of $6,000. ETVI was granted an incentive stock option to acquire 400,000 shares of the Company's common stock at an exercise price of $2.31 per share until October, 1997 and includes an updated exercise price of $5.09 per share under specific circumstances. These options are only exercisable to the extent that transactions which are contemplated in the amended agreement are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest immediately. As a result of the Company acquiring certain assets from the Courtland Group, Inc. in March, 1996 ETVI received a fee of $33,750 which was offset against the retainer and 43,537 options vested from the 400,000 options described above. In connection with the acquisition of the Image Express software from Customs Solution, Inc. during fiscal 1996, ETVI had an additional 25,000 options vested. The aggregate options vested were valued at $138,000 and have been recorded as part of the acquisition cost. As a result of the Company acquiring certain assets from Action Computer Supplies Holdings PLC, ETVI received a success fee in fiscal 1997 of $25,000 which was offset against the retainer and had an additional 14,262 options vested at $5.09 per share.

        In June 1995, the Company engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, became a director of the Company in September 1995. Gartner and Associates was paid a monthly retainer of $4,500 plus expenses during fiscal year 1996. Pursuant to an April 1996 amendment to the agreement, Gartner and Associates has been paid a monthly retainer of $6,000 plus expenses during fiscal year 1997, and also received a grant of 40,000 incentive stock options at an exercise price of $4.06 per share. All the 40,000 options vested during fiscal year 1997. During fiscal 1997 Gartner and Associates was paid, in addition to the $6,000 monthly retainer fee, approximately $61,000 in fees related to the additional assignments regarding the preparation of the Company's Form S-1 filed with the Securities and Exchange Commission and for services performed in connection with acquisition activities of the Company.

        In September 1995, Mr. Gartner and Mr. Murphy purchased 100,000 shares and 10,000 shares, respectively, of the Company's common stock from Imtech.

        In September 1995, the Company entered into an agreement with Technology Providers Ltd. ("TPL") of Sri Lanka under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. During fiscal 1997, additional agreements to provide computer programming services were entered into with TPL. Payments to TPL totaled $647,000 in fiscal 1996 and $652,000 in fiscal 1997. TPL is owned by family members of Mr. Krishan A. Canekeratne who is the Company's Senior Vice President of Development. Mr. Canekeratne has no direct ownership interest in TPL. In the opinion of management, the fees paid under this agreement are at fair market value rates. The Company has issued approximately $944,000 in purchase orders for services to be performed by TPL in fiscal 1998.

        In September 1995, the Company granted to its present and former directors the following stock options at an exercise price of $1.44 per share: two year options to purchase 10,000 shares each were granted to Messrs. Grace and Broadway, former directors of the Company, and options vesting over three years to purchase 100,000 shares each to Messrs. Gartner, Murphy and Oxenberg, the non-officer directors elected to the Board of Directors at the Annual Shareholders Meeting in September. In March 1996, the Company granted an incentive stock option vesting over three years to purchase 100,000 shares at an exercise price of $4.38 per share to Mr. Richard Gerstner, who joined the Board of Directors. In June 1996, the Company granted Mr. Gerstner 400,000 stock options at $6.25 per share. Options under this grant vest when earned based upon signing new customers to reseller agreements and ensuring the annual continuation of such agreements. No options under this grant are currently vested.

        All of the grants of stock and options awarded by the Company were previously ratified by stockholders at the Company's annual meeting of stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        The Company to the best of its knowledge has not received a copy of any Form 5 with respect to the fiscal year ended March 31, 1997 or any representations from any officer, director or 10% shareholder of the Company, other than Dr. Prince, Messrs. Gartner, Murphy, Gillis, Canekeratne, Kuhn, Oxenberg and Gerstner. Accordingly any other person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock may have been required to file, on a timely basis, reports required by Section 16(a) during the most recent fiscal year or prior years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth, to the best knowledge of the Company, as of March 31, 1997, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company, (2) beneficial ownership of shares of the Company's Class Stock by each director and named executive; and (3) beneficial ownership of shares of Common Stock of the Company by all directors and officers as a group.

NAME OF BENEFICIAL OWNER                           SHARES OF          OPTIONS/        TOTAL         % OF COMMON
                                                     COMMON            OTHER       BENEFICIAL         STOCK
                                                      STOCK                         OWNERSHIP      OUTSTANDING
---------------------------------------------------------------------------------------------------------------

Information  Management Technologies Corp.             599,667           -           599,667           14%
  130 Cedar Street-4th Floor
  New York, NY 10006

CEDE, Depository Trust Co.                           1,037,808           -          1,037,808          25%
  PO Box 20
  New York, NY 10274

Dr. E. Ted Prince, CEO                                 5,789          751,391        757,180           15%
  2 Westborough Business Park
  Westborough, MA 01581

Francis X. Murphy, Director                            10,000         116,132        126,132            3%
  342 Madison Avenue
  New York, NY 10173

John L. Gillis, COO                                      -            120,942        120,942            3%
  2 Westborough Business Park
  Westborough, MA 01581

Roger Kuhn, CFO                                          -               -              -               -
  2 Westborough Business Park
  Westborough, MA 01581

Krishan Canekeratne, Senior Vice President              700           150,000        150,700            3%
  2 Westborough Business Park
  Westborough, MA 01581

George Trigilio, Jr., Executive Vice President           -             95,000        95,000             2%
  5300 Dorsey Hill, Suite 150
  Elicott City, MD 21042

Robert H. Oxenberg, Director                           7,047           80,000        87,047             2%
  PO Box 12381
  Aspen, CO 81612

Leonard Gartner, Director                             100,000         133,333        233,333            5%
  140 East 56th Street
  New York, NY 10022

Richard Gerstner, Director                               -             33,333        33,333             1%
  106 Saddle Hill Road
  Stamford, CT 06903

All Directors and Executive Officers as a Group       123,536        1,480,131      1,603,667          28%

(1)   Unless otherwise noted, all shares are beneficially  owned and the sole voting and investment power is held by the persons/entities indicated.

(2)  Based upon the aggregate of all shares of Common Stock issued and outstanding as of March 31, 1997 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days followings the date of this report and which are held by the individuals named on the table.

THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SIX (6) NOMINATED DIRECTORS

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors have selected Pannel Kerr Forster PC as the Company's independent auditors for the fiscal year ended March 31,1997. Representatives of Pannel Kerr Forster PC are expected to be present at the Annual Meeting.

         The affirmative vote of a majority of the outstanding voting shares of the Company's Common Stock is required for the ratification of this selection.

THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

         Rules of the Securities and Exchange Commission require that any proposal by a stockholder must be received by the Company for consideration at the 1998 Annual Meeting of Stockholders no later than March 1, 1998 if any such proposal is to be eligible for inclusion in the Company's Proxy materials for its 1998 Annual Meeting. Under such rules the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

OTHER MATTERS
         Management of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy.

VOTING PROCEDURE

         Under Delaware law, each holder of record is entitled to vote the number of shares owned by the shareholder for any agenda item. There are no cumulative voting rights for the shareholders of the Company.

         The Company is not aware of any other agenda item to be added to the agenda as it has not been informed by any stockholder of any request to do so.

         There are no matters on the agenda which involve rights of appraisal of a stockholder. The Company incorporates by reference all items and matters contained in its Form 10-KSB for the Fiscal Year ended March 31, 1997 as filed with the Securities and Exchange Commission in addition to Form 10-QSB and Form 8-K Reports as filed with the Commission.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ DR. E. TED PRINCE
                              --------------------------------------
                                  Dr. E. Ted Prince
                                  Chairman and Chief Executive Officer

-------------
  P R O X Y                        INSCI Corp
-------------            TWO WESTBOROUGH BUSINESS PARK
                              WESTBOROUGH, MA 01581

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Dr. E. Ted Prince, Leonard Gartner, Francis X. Murphy, Richard T. Gerstner, Andre Daniel-Dreyfus and Mitchell Klein as proxies each with the power to appoint his or her substitute and hereby authorizes them to represent and to vote as designated below all shares of Common Stock of INSCI Corp held on record by the undersigned on July 28, 1997 at the Annual Meeting of Stockholders to be held on September 26, 1997 at 11:00 a.m. at the executive offices of the Company located at Two Westborough Business Park, Westborough, MA 01581 or any adjournment thereof.


1.  ELECTION OF DIRECTORS

[ ]  For all nominees listed below               [ ]  WITHHOLD AUTHORITY to vote
     (Except as marked to the                         for all nominees listed
      contrary below)                                 below

   Dr. E. Ted Prince, Leonard Gartner, Francis X. Murphy, Richard T. Gerstner, Andre Daniel-Dreyfus and Mitchell Klein

    (Instruction: To withhold authority to vote for any individual nominee's name in the space provided below.)
--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PANNEL KERR FORSTER PC. as the independent public accountants of the Corporation.

                    FOR            AGAINST             ABSTAIN
                    [ ]              [ ]                 [ ]

         In their discretion the proxies are authorized to vote upon such other further business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is provided, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                          Dated: ________________________, 1997

                                          ______________________________________
                                          Signature

                                          ______________________________________
                                          Signature if held jointly

                                          Please mark, sign, date and return
                                          the proxy card promptly using the
                                          enclosed envelope.